UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  September 29, 2019

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-36518	NEXTERA ENERGY PARTNERS, LP	30-0818558
700 Universe Boulevard
Juno Beach, Florida 33408
(561) 694-4000

State or other jurisdiction of incorporation or organization:  Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Units	NEP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

(a) On September 29, 2019, Meade Pipeline Investment, LLC (purchaser), an indirect subsidiary of NextEra Energy Partners, LP (NEP), entered into a purchase and sale agreement (purchase and sale agreement) with EIF Meade Holdings, LLC, VED NPI II, LLC, VED NPI I, LLC, WGL Midstream MP, LLC and COG Holdings, LLC (collectively, the sellers). Pursuant to the purchase and sale agreement, the purchaser will acquire all of the ownership interests in Meade Pipeline Co LLC (Meade) for cash consideration of $1.28 billion, subject to working capital and other customary purchase price adjustments, plus estimated future capital contributions of approximately $90 million that are related to the expansion project discussed below.

Meade owns a 39.2% ownership interest in the Central Penn Line (CPL), a 185-mile natural gas pipeline that operates in Pennsylvania with capacity to transport and deliver up to approximately 1.7 billion cubic feet (Bcf) of natural gas per day. Meade also owns a 40% ownership interest in an expansion project (the Expansion) that is expected to add an estimated 0.6 Bcf per day of natural gas capacity to CPL through the addition of compression at new and existing stations, which is scheduled for commercial operation by mid-2022, subject to receipt of certain regulatory approvals. The remaining approximately 60% ownership interests in CPL and the Expansion are owned by Transcontinental Gas Pipe Line Company, LLC (Transco), which also serves as operator for CPL. Meade currently leases its proportionate capacity in CPL and will lease its proportionate capacity in the Expansion to Transco in return for long-term fixed lease payments.

The purchase and sale agreement contains customary representations, warranties, covenants and agreements. Among other covenants, Meade has agreed, for the period between the execution of the purchase and sale agreement and closing, to conduct its business in substantially the same manner previously conducted, not to engage in certain types of activities and transactions, and not to solicit, or provide information or enter into discussions concerning, proposals for alternative sale transactions. The purchase and sale agreement may be terminated by either the sellers or the purchaser for various reasons, including mutual written consent or if the Meade acquisition does not close on or before March 27, 2020.

Under the purchase and sale agreement, the purchaser and the sellers have agreed to indemnify each other against certain losses resulting from any breach of their respective covenants and obligations contained in the purchase and sale agreement, subject to certain limitations and survival periods. In addition, the purchaser has agreed to indemnify the sellers against certain losses resulting from any breach of its representations and warranties, subject to certain limitations and survival periods, while the purchaser has obtained a customary representation and warranty insurance policy to insure it against certain losses resulting from breaches of the sellers' representations and warranties.

The Meade acquisition is expected to close within 60 days, subject to the satisfaction or waiver of customary closing conditions and regulatory approvals, including the expiration or termination of any required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. NEP expects to fund the Meade acquisition with the net proceeds of the project financing discussed in Item 2.03 in this Current Report on Form 8-K, net proceeds from the $168 million financing transaction described in (b) below and capacity under a credit facility.

The foregoing description of the purchase and sale agreement is qualified in its entirety by reference to the purchase and sale agreement filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

(b) On September 29, 2019, NEP, NextEra Energy Partners Pipelines Holdings, LLC (NEP Pipelines Holdings) and NextEra Energy Partners Pipelines, LLC (NEP Pipelines) entered into a membership interest purchase agreement (membership purchase agreement) with GEPIF III Meade Investco, L.P. (the Class B purchaser), an affiliate of a fund managed by BlackRock Global Energy & Power Infrastructure (BlackRock), for the purpose of financing a portion of the Meade acquisition. The Class B purchaser has committed to pay $168 million to NEP Pipelines for 100% of the non-controlling Class B interests in NEP Pipelines, subject to conditions specified in the membership purchase agreement. NEP Pipelines Holdings will hold 100% of the Class A interests and NEP will consolidate NEP Pipelines.

Under the amended and restated limited liability company agreement of NEP Pipelines (the LLC agreement) that will be entered into at closing, NEP, through its indirect ownership of NEP Pipelines Holdings, will receive approximately 99% of NEP Pipelines' cash distributions for the first six years after closing, and BlackRock will receive approximately 1%, which implies a yield to BlackRock of approximately 1% per year for the first six years. From the third and one half to the sixth and one half anniversary of the closing, NEP has the option (the buyout right), subject to certain limitations, to purchase BlackRock’s interest in NEP Pipelines at a buyout price that implies a fixed pre-tax annual levered return of approximately 11% to BlackRock (inclusive of all prior distributions). If exercised, subject to certain terms and conditions, NEP has the right to pay up to 100% of the buyout price in NEP non-voting common units, issued at the then-current market price of NEP common units. Following the sixth anniversary after closing, if NEP has not exercised its entire buyout right, or following the fifth anniversary after closing if certain minimum buyouts have not occurred, BlackRock’s allocation of distributable cash flow from the portfolio for the portion of the Class B membership interests that have not been purchased by NEP would increase to 99%. NEP will give BlackRock, under a registration rights agreement to be entered into at closing, certain rights to require NEP to file a shelf registration for the common units that are issuable if NEP exercises the buyout right.

The foregoing description of the membership purchase agreement is qualified in its entirety by reference to the membership purchase agreement filed as Exhibit 2.2 to this Current Report on Form 8-K and incorporated herein by reference.

BlackRock is also the indirect owner of approximately 64% of the outstanding Series A convertible preferred units representing limited partner interests in NEP that were issued in November 2017 and is an indirect owner of the noncontrolling Class B interest in NEP Renewables, LLC.

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 29, 2019, the purchaser (borrower) and Meade Pipeline Investment Holdings, LLC (together with the borrower, the loan parties) entered into a credit agreement to finance a portion of the Meade acquisition and the Expansion. The credit agreement provides up to $920 million under three limited-recourse senior secured variable rate term loans (term loans) maturing in 2026. NEP expects to borrow, subject to the conditions specified in the credit agreement, approximately $820 million simultaneously with the closing of the Meade acquisition and the remaining amount available under the credit agreement regularly through the completion of the Expansion. Interest on each of the term loans is based on the London Interbank Offered Rate plus a specified margin applicable to each such term loan, with payments being due at the end of interest rate periods which can range from one to twelve months, as selected by the borrower, and, for periods over six months, to the extent available and approved by each lender. Under the credit agreement, the borrower is required to hedge against interest rate movements with respect to the interest payments on the principal amounts of the term loans. Principal of approximately $820 million is partially amortizing through maturity. The remaining principal will be non-amortizing through completion of the Expansion and partially amortizing following such completion.

The term loans are secured by all of the assets of, and the equity interests in, the borrower and its subsidiaries. The credit agreement contains default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the credit agreement and related documents. All borrowings under the term loans are guaranteed by Meade Pipeline Investment Holdings, LLC, an indirect subsidiary of NEP, and by the subsidiaries of the borrower.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
2.1
Purchase and Sale Agreement by and among EIF Meade Holdings, LLC, VED NPI II, LLC, VED NPI I, LLC, WGL Midstream MP, LLC and COG Holdings LLC, and Meade Pipeline Investment, LLC, dated as of September 29, 2019*

2.2
Membership Interest Purchase Agreement, dated as of September 29, 2019, by and among NextEra Energy Partners Pipelines, LLC, NextEra Energy Partners, LP, NextEra Energy Partners Pipelines Holdings, LLC and GEPIF III Meade Investco, L.P.*

101	Interactive data files for this Form 8-K formatted in Inline XBRL
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
___________________________
* NEP has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish the omitted schedules to the SEC upon request by the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 3, 2019

NEXTERA ENERGY PARTNERS, LP
(Registrant)

JAMES M. MAY
James M. May Controller and Chief Accounting Officer